                                                                      Exhibit 11



                     NEWMONT GOLD COMPANY AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                        (In thousands, except per share)



PRIMARY EARNINGS PER SHARE CALCULATION



                                     Years Ended December 31,
                                 -------------------------------
                                   1996        1995       1994
                                 ---------   --------   --------
  INCOME DATA:

    Net income                   $  93,972   $124,872   $ 83,394
    Preferred stock dividends         -       (11,157)   (15,813)
                                 ---------   --------   --------

    Net income applicable to
      common shares              $  93,972   $113,715   $ 67,581
                                 =========   ========   ========


  COMMON AND COMMON EQUIVALENT SHARES:

    Weighted average common
      shares                       109,448     97,268     96,331
    Equivalent common shares
      from stock options               318        107        141
                                 ---------   --------   --------

    Common and common
      equivalent shares            109,766     97,375     96,472
                                 =========   ========    =======


  EARNINGS PER COMMON SHARE:

    Net income per common and
      common equivalent
      shares                     $    0.86   $   1.17    $  0.70
                                 =========   ========    =======

                                                                      Exhibit 11


                     NEWMONT GOLD COMPANY AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                        (In thousands, except per share)


FULLY DILUTED EARNINGS PER SHARE CALCULATION



                                     Years Ended December 31,
                                 --------------------------------
                                   1996        1995        1994
                                 --------    --------    --------
  INCOME DATA:

    Net income applicable to
      common shares              $ 93,972    $124,872    $ 83,394
                                 ========    ========    ========


  COMMON AND COMMON EQUIVALENT SHARES:

    Weighted average common
      shares                      109,448      97,268      96,331
    Equivalent common shares
      from stock options              318         107         141
    Equivalent common shares
      from conversion of
      preferred stock                -          5,583       7,899
                                 --------    --------    --------

    Common and common
      equivalent shares           109,766     102,958     104,371
                                 ========    ========    ========


  EARNINGS PER COMMON SHARE:

    Net income per common
      and common equivalent
      shares                     $   0.86    $   1.21    $   0.80
                                 ========    ========    ========





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